Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:    Stephen Anderson - 336-436-5076
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2013 FOURTH QUARTER AND FULL YEAR RESULTS
AND PROVIDES 2014 GUIDANCE

•	GAAP Diluted EPS of $1.43 and $6.25 for the Quarter and the Year, respectively

•	Non-GAAP Adjusted EPS Excluding Amortization of $1.61 and $6.95 for the Quarter and the Year, respectively (negative impact from weather was $0.03 and $0.07, respectively)

•	2013 Operating Cash Flow of $818.7 Million and Free Cash Flow of $616.5 Million

•	2013 Share Repurchase of approximately $1.0 Billion, representing 10.4 Million shares

Burlington, NC, February 7, 2014 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and year ended December 31, 2013.

Fourth Quarter Results
Net earnings were $126.3 million and earnings per diluted share (EPS) were $1.43 in the fourth quarter of 2013. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges (Adjusted EPS Excluding Amortization) recorded in the fourth quarter of 2013 were $1.61. Weather late in the quarter reduced Adjusted EPS Excluding Amortization by approximately $0.03.

Operating income for the quarter was $215.0 million. Non-GAAP operating income excluding restructuring and other special charges (Adjusted Operating Income) recorded in the quarter was $219.0 million, or 15.2% of revenue.

Revenues for the quarter were $1,437.0 million, an increase of 2.3% over the fourth quarter of 2012.  Test volume, measured by requisitions, increased 5.0%. Revenue per requisition was flat sequentially, but decreased 2.6% year over year.

During the fourth quarter, government payment reductions and molecular pathology payment issues reduced the Company’s year over year margins by approximately 170 basis points, reduced year over year revenue per requisition by approximately 2% and reduced year over year operating cash flow by more than $30 million.  Also, growth in the Company’s toxicology business reduced year over year revenue per requisition by approximately 2% in the fourth quarter.

Operating cash flow for the quarter was $248.7 million. The balance of cash at the end of the quarter was $404.0 million, and there were no borrowings outstanding under the Company’s $1 billion revolving credit facility. During the quarter, the Company repurchased $251.6 million of stock, representing 2.5 million shares. As of December 31, 2013, $1,052.5 million of repurchase authorization remained under the Company’s share repurchase plan.

The Company recorded restructuring and other special charges of $4.0 million during the fourth quarter of 2013.

Full Year Results
Net earnings were $573.8 million and earnings per diluted share were $6.25 in 2013. Adjusted EPS Excluding Amortization in 2013 and 2012 were $6.95 and $6.82, respectively. During 2013, the impact of weather reduced EPS by approximately $0.07.

Operating income was $990.9 million in 2013. Adjusted Operating Income was $1,012.7 million.

Revenues were $5,808.3 million, an increase of 2.4% over 2012. Compared to 2012, testing volume, measured by requisitions, increased 4.0% and revenue per requisition decreased 1.6%.

Operating cash flow for 2013 was $818.7 million. During 2013, the Company repurchased $1,015.5 million of stock, representing 10.4 million shares.

During 2013, government payment reductions and molecular pathology payment issues reduced the Company’s year over year margins by approximately 150 basis points, reduced year over year revenue per requisition by approximately 2% and reduced year over year operating cash flow by more than $100 million.  Also, growth in the Company’s toxicology business reduced 2013 year over year revenue per requisition by approximately 1%.

“We are pleased with our 2013 performance, especially given the significant government payment reductions and the unexpected reimbursement issues related to new molecular pathology codes,” said David P. King, Chairman and Chief Executive Officer. “In 2014, we will focus on the execution of our five-pillar strategy and disciplined capital allocation to grow the business and create shareholder value in the years ahead.”

Outlook for 2014
The Company expects revenue growth of approximately 2.0%; Adjusted EPS Excluding Amortization of $6.35 to $6.65, which excludes the impact of any share repurchase activity after December 31, 2013; operating cash flow of approximately $780 million to $820 million; and capital expenditures of approximately $185 million to $205 million. As stated in the Company’s December 10, 2013 announcement, the Company’s outlook for 2014 is affected by the anticipated negative impact from, among other factors:

•	A continued muted utilization environment;

•	Continued increases in Americans with high deductible and high co-insurance plans;

•	Ongoing government payment and reimbursement issues; and

•	Uncertainty related to the implementation of the Affordable Care Act.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and in comparing the Company’s financial results with the financial results of other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's website. Analysts and investors are directed to this 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-706-7745 (617-614-3472 for international callers). The access code is 54847131. A telephone replay of the call will be available through February 14, 2014 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 43709526. A live online broadcast of LabCorp’s quarterly conference call on February 7, 2014 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 6, 2014.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings, and will be available in the Company’s Form 10-K for the year ended December 31, 2013, when filed.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$1,437.0	$1,405.3	$5,808.3	$5,671.4
Cost of sales	910.9	867.3	3,585.1	3,421.7
Selling, general and administrative	285.7	278.8	1,128.8	1,114.6
Amortization of intangibles and other assets	21.4	23.2	81.7	86.3
Restructuring and other special charges	4.0	20.7	21.8	25.3

Operating income	215.0	215.3	990.9	1,023.5

Other income (expense)	(1.2)	(0.5)	2.1	(7.2)
Investment income	7.2	0.3	9.4	1.0
Interest expense	(31.4)	(27.6)	(103.7)	(94.5)
Equity method income, net	4.6	4.0	16.9	21.4
Earnings before income taxes	194.2	191.5	915.6	944.2
Provision for income taxes	67.5	70.9	340.2	359.4
Net earnings	126.7	120.6	575.4	584.8
Less net earnings attributable to noncontrolling interest	(0.4)	(0.4)	(1.6)	(1.7)
Net earnings attributable to Laboratory Corporation of America Holdings	$126.3	$120.2	$573.8	$583.1

Adjusted Operating Income
Operating Income	$215.0	$215.3	$990.9	$1,023.5
Restructuring and other special charges	4.0	20.7	21.8	25.3
Termination of licensing agreement	—	6.2	—	6.2
Acquisition fees and expenses	—	—	—	9.9
Adjusted operating income	$219.0	$242.2	$1,012.7	$1,064.9

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.43	$1.26	$6.25	$5.99
Impact of restructuring and other special charges	0.03	0.13	0.15	0.29
Amortization expense	0.15	0.15	0.55	0.54
Adjusted EPS Excluding Amortization	$1.61	$1.54	$6.95	$6.82

Weighted average shares outstanding	88.3	95.3	91.8	97.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2013	2012

Cash and short term investments	$404.0	$466.8
Accounts receivable, net	784.7	718.5
Property, plant and equipment	707.4	630.8
Intangible assets and goodwill, net	4,594.8	4,569.4
Investments in joint venture partnerships	88.5	78.1
Other assets	370.1	346.1
	$6,949.5	$6,809.7

Zero-coupon subordinated notes	$110.8	$130.0
Senior notes	2,875.0	2,525.0
Credit facility	—	—
Other liabilities	1,463.1	1,416.6
Noncontrolling interest	19.4	20.7
Shareholders' equity	2,481.2	2,717.4
	$6,949.5	$6,809.7

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Years Ended
	December 31,	December 31,
	2013	2012

Net cash provided by operating activities	$818.7	$841.4
Net cash used for investing activities	(359.6)	(534.2)
Net cash used for financing activities	(518.3)	(0.8)
Effect of exchange rates on cash	(3.6)	1.1
Net (decrease) increase in cash	(62.8)	307.5
Cash at beginning of period	466.8	159.3
Cash at end of period	$404.0	$466.8

Free Cash Flow:
Net cash provided by operating activities	$818.7	$841.4
Less: Capital expenditures	(202.2)	(173.8)
Free cash flow	$616.5	$667.6

Notes to Financial Tables

1)
During the fourth quarter of 2013, the Company recorded net restructuring and other special charges of $4.0 million. The charges consisted of $3.6 million in severance related liabilities and $0.7 million in net costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.3 million in unused facility-related costs.  The after tax impact of these charges decreased net earnings for the three months ended December 31, 2013, by $2.5 million and diluted earnings per share by $0.03 ($2.5 million divided by 88.3 million shares).

During the first three quarters of 2013, the Company recorded net restructuring and other special charges of $17.8 million. The charges included $11.8 million in severance related liabilities and $8.8 million in costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.7 million in severance related liabilities and $2.1 million in unused facility-related costs.

The after tax impact of these combined charges decreased net earnings for the year ended December 31, 2013, by $13.4 million and diluted earnings per share by $0.15 ($13.4 million divided by 91.8 million shares).

2)
During the fourth quarter of 2012, the Company recorded net restructuring and other special charges of $20.7 million. The charges consisted of $4.8 million in severance- related liabilities and $17.1 million in net facility-related costs associated with ongoing consolidation of recent acquisitions and other operations. These charges were partially offset by the reversal of previously established reserves of $1.2 million in unused severance. The after tax impact of these net charges decreased net earnings for the three months ended December 31, 2012 by $12.8 million and diluted earnings per share by $0.13 ($12.8 million divided by 95.3 million shares).

During the first three quarters of 2012, the Company recorded net restructuring and other special charges of $4.6 million. The charges consisted of $11.4 million in severance-related liabilities and $2.5 million in net facility-related costs primarily associated with ongoing consolidation of recent acquisitions and other operations and the termination of an executive vice president. These charges were partially offset by the reversal of previously established reserves of $5.7 million in unused severance and $3.6 million in unused facility-related costs. The Company also recorded $9.9 million in fees associated with the successful completion of its acquisition of MEDTOX Scientific, Inc. (“MEDTOX”) on July 31, 2012. As part of the Clearstone integration, the Company recorded a $6.9 million loss in other income (expense) relating to the disposal of one of its European subsidiaries. In addition, in conjunction with the liquidation of one of its joint ventures, the Company recorded a one-time increase of $2.9 million in equity method income.

For the year ended December 31, 2012, the after tax impact of these combined net charges decreased net earnings by $27.9 million and diluted earnings per share by $0.29 ($27.9 million divided by 97.4 million shares).

The Company also recorded accelerated amortization of $6.2 million related to its termination of a licensing agreement in November 2012. The after tax impact of this accelerated amortization decreased net earnings for the three months and year ended December 31, 2012 by $3.8 million and diluted earnings per share by $0.04 and $0.04, respectively ($3.8 million divided by 95.3 and 97.4 million shares, respectively).

3)
The Company continues to grow its business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the three months ended December 31, 2013 and 2012, intangible amortization was $21.4 million and $23.2 million, respectively ($13.2 million and $14.4 million net of tax, respectively) and decreased EPS by $0.15 ($13.2 million divided by 88.3 million shares) and $0.15 ($14.3 million divided by 95.3 million shares), respectively. For the years ended December 31, 2013 and 2012, intangible amortization was $81.7 million and $86.3 million respectively ($50.3 million and $53.2 million net of tax, respectively) and decreased EPS by $0.55 ($50.3 million divided by 91.8 million shares) and $0.54 ($53.2 million divided by 97.4 million shares), respectively.

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